Exhibit 99.9

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2023, is entered into between CP7 Warming Bag, LP, a Delaware limited partnership (the “Seller”), and the buyers listed on the signature pages hereto (individually a “Buyer” and collectively, the “Buyers”).

WHEREAS, Seller owns shares of common stock, par value $0.0001 (“Common Stock”), of Burger Fi International, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyers, and Buyers collectively wish to purchase from Seller, 1,500,000 shares of Common Stock (the “Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2), Seller shall sell, transfer and assign to each Buyer, and each Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares identified beneath the name of such Buyer on the signature pages hereto. The purchase price shall be $.50 per share and the aggregate purchase price for the Shares shall be Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Purchase Price”).

2. Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held simultaneously with, and on the same day as, the closing of the Company’s Fifteenth Amendment to the Credit Agreement, among the Company, Plastic Tripod, Inc., the Lenders party thereto, and certain other parties thereto (the “Closing Date”) at the offices of Lionheart Equities, LLC or at such other place or on such other date as Buyers and Seller mutually may agree upon in writing, or remotely, by (a) exchange of documents and signatures (or their electronic counterparts) and (b) delivery of the Purchase Price by cashiers or certified check or by wire transfer of immediately available funds to an account designated in writing by Seller to Buyers no later than one (1) business day before the Closing. At the Closing, Seller shall cause the Shares to be electronically transferred to Buyers, free and clear of all Encumbrances (as defined herein). In the event the Closing does not occur within three business days after the date upon which the Purchase Price is delivered to Seller, Seller will promptly return the Purchase Price to Buyer (without penalty or interest) and this Agreement will be terminated.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyers as follows:

(a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary limited partnership approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by each Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

(c) The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, each Buyer shall own the Shares, free and clear of all Encumbrances.

(d) The execution, delivery and performance by Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

(e) Except for any consents or approvals obtained by Seller on or prior to the Closing, no governmental, administrative or other third-party consents or approvals are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(f) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4. Representation and Warranties of Buyers.

(a) If a Buyer is an entity, such Buyer is duly organized, validly existing and in good standing under the laws of the state in which such Buyer was formed.

(b) Buyers have all requisite power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyers of this Agreement, the performance by Buyers of their respective obligations hereunder and the consummation by Buyers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyers. This Agreement has been duly executed and delivered by Buyers and (assuming due authorization, execution and delivery by Seller) constitutes each Buyer’s legal, valid and binding obligation, enforceable against such Buyer in accordance with its terms.

(c) Each Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act 1933, as amended.

(d) Except for any consents or approvals obtained by Buyers on or prior to the Closing, no governmental, administrative or other third-party consents or approvals are required by or with respect to Buyers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyers, threatened against or by Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers.

5. Further Assurances. Following the Closing, each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7. Transfer Taxes. Notwithstanding the foregoing, each of the Seller and the Buyer shall be responsible for 50% of any and all taxes under applicable state and federal law in connection with the sale of the Shares under this Agreement.

8. Acknowledgement. Each of the Seller and Buyer acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including securities such as the Shares, and further acknowledges that the other party is entering into this Agreement with such party in reliance on this acknowledgment and with such party’s understanding, acknowledgment and agreement that the other party may be privy to material non-public information regarding the Company and its subsidiaries (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as the undersigned acknowledging party, when making investment decisions, including the decision to enter into this Agreement, and such the acknowledging party’s decision to enter into this Agreement is being made with full recognition and acknowledgment that each party may be privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided or otherwise available to such acknowledging party. Each of the Seller and the Buyer further acknowledges that it is aware of the fact that the Company may be, from time to time, involved in various conversations or discussions with various unrelated third parties that could result in M&A activity by the Company in the future, and that any such M&A activity by the Company, or the announcement of the foregoing, may impact the value of the Shares being sold hereby. As a sophisticated investor, each of the Seller and Buyer acknowledges and agrees that the price of the Shares may rise or fall significantly in connection with any of the foregoing and each party has expressly considered such in connection with its entry into this Agreement.

9. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder, other than as provided in Section 13 (each, a “Notice”), shall be in writing and addressed to the parties at the addresses designated by the receiving party from time to time in accordance with this section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only upon receipt by the receiving party.

10. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated be consummated as originally contemplated to the greatest extent possible.

15. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16. Arms’ Length. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists with respect to the Shares or the transaction contemplated by this Agreement. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which party might have drafted this Agreement or such provision.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which, together, shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER:

CP7 WARMING BAG, LP

By:	/s/ Andrew C. Taub
Name: Andrew C. Taub
Title: Authorized Officer

BUYERS:

LIONHEART EQUITIES

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Manager
Shares: 1,158,000

/s/ Faquiry Diaz
FAQUIRY DIAZ
Shares: 172,000

/s/ Michael Rabinovitch
MICHAEL RABINOVITCH
Shares: 100,000

[Signature Page to Stock Purchase Agreement]

/s/ Stefan Schnoop
STEFAN SCHNOOP
Shares: 50,000

/s/ John Iannucci
JOHN IANNUCCI
Shares: 10,000

/s/ Karl Goodhew
KARL GOODHEW
Shares: 10,000

[Signature Page to Stock Purchase Agreement]